Exhibit 99.1
FOR IMMEDIATE RELEASE
STONERIDGE REPORTS FIRST-QUARTER 2006 RESULTS
WARREN, Ohio — May 2, 2006 — Stoneridge, Inc. (NYSE: SRI) today announced net sales of $179.6 million and net income of $3.8 million, or $0.16 per diluted share, for the first quarter ended April 1, 2006.
Net sales decreased $1.2 million, or 0.7 percent, to $179.6 million, compared with $180.8 million for the first quarter of 2005. The decrease in sales was primarily due to the impact of foreign currency translation, unfavorable North American light vehicle production mix and product price reductions, slightly offset by an increase in production by the Company’s commercial vehicle customers. The effect of foreign currency translation reduced first-quarter net sales by approximately $4.0 million compared with the same period in 2005.
Net income for the first quarter was $3.8 million, or $0.16 per diluted share, compared with net income of $4.4 million, or $0.19 per diluted share, in the first quarter of 2005. The decrease in net income was primarily attributable to unfavorable material price variances resulting from raw material price increases, continued operating inefficiencies at some of the Company’s facilities in Mexico, and product price reductions. These factors were largely mitigated by lower restructuring expenses, an asset sale gain, and increased equity earnings from the Company’s PST joint venture.
“Our first-quarter results represent progress toward our goal of operational excellence. First-quarter earnings showed sequential improvement from our results for the second half of 2005,” said John C. Corey, president and chief executive officer. “We are not satisfied with our current performance levels and will continue to work diligently to build upon our first-quarter progress. Our focus for 2006 is to continue the pursuit of bringing Stoneridge back to operational and financial excellence.”
Net cash provided by operating activities for the quarter ended April 1, 2006 was $6.2 million, compared with net cash use of $(5.3) million for the quarter ended April 2, 2005. The increase of $11.5 million in cash provided by operating activities was primarily due to improvements in working capital management in the areas of accounts payable and accrued expenses. The cash provided from accounts payable resulted from better matching of the Company’s accounts receivable and accounts payable in the quarter compared with the prior year.
Outlook
“The rapid pace of change in the North American automotive industry continues to accelerate. Our response to this challenge is to remain committed to improving our financial performance in 2006 through focused operational efforts and improved working capital management,” Corey said. “Our current expectation is that robust demand in the global commercial vehicle market will mitigate the softness in the North American light vehicle market in 2006.”
Based on the current industry outlook, the Company reaffirms its previously issued full-year 2006 earnings outlook of $0.30 to $0.40 per diluted share.
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2006 first-quarter results can be accessed at 11 a.m. Eastern time on Tuesday, May 2, 2006, at www.stoneridge.com, which will also offer a webcast replay.
-more-

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is a leading independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets. Net sales in 2005 were approximately $672 million. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.
For more information, contact:
Greg Fritz, Director of Corporate Finance and Investor Relations
330/856-2443
-more-

STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(Unaudited)
	For the Thirteen Weeks Ended
	April 1,	April 2,
	2006	2005
Net Sales	$179,634	$180,827
Costs and Expenses:
Cost of goods sold	138,942	135,592
Selling, general and administrative	31,240	30,372
Provision for doubtful accounts	355	16
Gain on sale of fixed assets	(1,489)	—
Restructuring charges	224	2,126

Operating Income	10,362	12,721
Interest expense, net	5,919	5,989
Equity in earnings of investees	(1,416)	(732)
Other (income) loss, net	7	(197)

Income Before Income Taxes	5,852	7,661
Provision for income taxes	2,085	3,292

Net Income	$3,767	$4,369

Basic net income per share	$0.17	$0.19

Basic weighted average shares outstanding	22,766	22,683

Diluted net income per share	$0.16	$0.19

Diluted weighted average shares outstanding	22,884	22,891

-more-

STONERIDGE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 1,	December 31,
	2006	2005
	(Unaudited)	(Audited)
ASSETS

Current Assets:
Cash and cash equivalents	$41,774	$40,784
Accounts receivable	121,434	100,362
Inventories, net	55,139	53,791
Prepaid expenses and other	14,842	14,490
Deferred income taxes	9,352	9,253

Total current assets	242,541	218,680

Property, Plant and Equipment, net	113,170	113,478
Other Assets:
Goodwill	65,176	65,176
Investments and other, net	29,372	26,491
Deferred income taxes	38,600	39,213

Total Assets	$488,859	$463,038

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$—	$44
Accounts payable	68,788	55,344
Accrued expenses and other	53,016	46,603

Total current liabilities	121,804	101,991

Long-Term Liabilities:
Long-term debt, net of current portion	200,000	200,000
Other liabilities	7,693	7,056

Total long-term liabilities	207,693	207,056

Total shareholders’ equity	159,362	153,991

Total Liabilities and Shareholders’ Equity	$488,859	$463,038

-more-

STONERIDGE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	(Unaudited)
	For the Thirteen Weeks Ended
	April 1,	April 2,
	2006	2005

OPERATING ACTIVITIES:
Net cash provided (used) by operating activities	$6,221	$(5,335)

INVESTING ACTIVITIES:
Capital expenditures	(6,563)	(4,054)
Proceeds from sale of fixed assets	2,266	—
Business acquisitions and other	(1,034)	—

Net cash used by investing activities	(5,331)	(4,054)

FINANCING ACTIVITIES:
Repayments of long-term debt	(44)	(37)
Share-based compensation activity	(69)	42
Other financing costs	(150)	—

Net cash (used) provided by financing activities	(263)	5

Effect of exchange rate changes on cash and cash equivalents	363	(631)

Net change in cash and cash equivalents	990	(10,015)

Cash and cash equivalents at beginning of period	40,784	52,332

Cash and cash equivalents at end of period	$41,774	$42,317

###